Exhibit 10.10

AMENDMENT

This Agreement amends the agreement between CombinatoRx, Incorporated (the “Company”) and Robert Forrester (the “Employee”) captioned Employment, Confidentiality and Non-Competition Agreement and dated as of the 23rd day of February, 2004 (the “Employment Agreement”). All capitalized terms used in this Agreement shall have the meaning ascribed to them in the Employment Agreement, unless otherwise expressly provided herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 3.6 of the Employment Agreement is amended by striking the first, second and third sentences of the existing Section 3.6 and replacing them with the following:

“Notwithstanding anything in this Agreement, it is agreed and understood that, in the event of a “Change of Control” as herein after defined, the Employee shall be entitled to the following: (i) the Company shall pay the Employee in an amount equal to twice his then Base Salary for a period of twelve (12) months, to be paid in one lump sum at the closing of the Change of Control, and (ii) all stock options and restricted stock granted by the Company to the Employee to the extent not previously vested shall accelerate and be deemed fully vested. A “Change of Control” shall be deemed to have occurred when any of the following events takes place: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of fifty (50%) percent or more of the outstanding common stock of the Company; (ii) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction); or (iv) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company’s business after which your role is not substantially the same as such role prior to the transaction; provided, however, that notwithstanding this definition of Change of Control, if an amount payable hereunder is subject to Internal Revenue Code Section 409A (“Section 409A”), the definition of Change of Control as defined under Section 409A shall apply. For purposes of this Change of Control definition, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any persons or entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.”

2. Section 4.1 of the Employment Agreement is amended by striking the existing last sentence and replacing it with the following:

“Good Reason means: (i) the Company materially reducing the scope of the Employee’s duties and responsibilities or materially demoting or reducing the Employee’s authority; (ii) a material change to the Employee’s primary place of employment with the Company, which results in the Company changing the Employee’s primary place of employment to a location that is more than fifty (50) miles from the Employee’s primary place of employment with the Company immediately prior to such change; or (iii) the Company materially reducing the Employee’s Base Salary.”

3. Section 4.2 of the Employment Agreement is amended by striking the first and second paragraphs in their entirety and replacing them with the following:

“Company’s Earlier Termination. The Company shall have the right to terminate Employee’s employment hereunder: (i) without Cause, (i.e. for any reason or no reason whatsoever), upon sixty (60) days prior written notice to the Employee (or, in the Company’s discretion, pay in lieu of notice) and (ii) for Cause, immediately upon, or at any time after, giving written notice of such termination. In the event that the Employee’s employment is terminated pursuant to Section 4.2(i) without Cause at any time prior to a Change of Control or if the Employee terminates his employment for Good Reason at any time prior to a Change of Control, then the Employee shall be entitled to a lump-sum severance payment equal to the Change of Control payment described in Section 3.6 above, and the same accelerated vesting of stock options and restricted stock that he would have been entitled to receive upon a Change of Control pursuant to Section 3.6 above, and in addition, the Company shall pay the premium cost of the Employee’s participation in the Company’s medical and dental plans for a period of twenty-four (24) months following the date of termination, provided that the Employee is entitled to continue such participation under applicable law and plan terms.

In the event of termination of employment due to the death or disability of the Employee, the Employee’s Base Salary, fringe benefits and vesting of stock options shall cease as of the 180th day after the Employee’s death or disability.

If the Employee terminates his employment without Good Reason pursuant to the first sentence of Section 4.1 hereof, the Base Salary, fringe benefits and vesting of stock options and restricted stock shall cease as of the date of termination of the Employee’s employment.

If the Company terminates the Employee pursuant to (ii) above (i.e. for Cause), then Employee’s Base Salary, fringe benefits and vesting of stock options shall cease and terminate as of the date of termination of the Employee’s employment. As used herein, “for Cause” shall mean: (a) the Employee’s conviction of a felony; (b) the Employee’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties and responsibilities as set forth in Article 2 hereof as determined by the Board, which failure or negligence continues or remains uncured after thirty (30) days’ written notice to the Employee setting forth in reasonable detail the nature of such failure or negligence; (c) material breach by the Employee of any provision of this Agreement, which breach continues or remains uncured after thirty (30) days’ written notice to the Employee from the Board setting forth in reasonable detail the nature of such breach; or (d) material fraudulent conduct by the Employee with respect to the Company as determined by the Board. A determination that there is for Cause termination of the Employee’s employment shall be made by the Board in good faith, and only after notice to Employee and providing Employee an opportunity to be heard, and such determination shall require that the Board find that there has occurred an event described in (a), (b), (c) or (d) above.

If the Company terminates the Employee without Cause after a Change of Control or the Employee terminates his employment for Good Reason after a Change of Control, the Company shall pay the premium cost of the Employee’s participation in the Company’s group medical and dental plans for a period of twenty-four (24) months following the date of termination, provided that the Employee is entitled to continue such participation under applicable law and plan terms. In the event of such a termination, the Employee will not be entitled to any severance pay, vesting of stock options or restricted stock, or any other separation pay . For the avoidance of doubt, under no circumstances will the Employee be entitled to payments and benefits under both Section 3.6 and Section 4.2.

4. Add the following new Section 18:

“Notwithstanding any other provision of this Agreement, in order to receive any Change of Control payment, severance pay, benefit premium contributions or vesting of stock options or restricted stock under this Agreement, the Employee must execute, and not revoke, (i) in the case of a separation from employment, a separation agreement that includes a general release of claims in a form required by the Company, or (ii) in the case of a Change of Control under Section 3.6, a general release of claims in a form required by the Company. Any applicable payment shall be made, or benefits shall begin, within five (5) business days following the effective date of the required separation agreement or general release.”

5. Add the following new Section 19:

“19. Timing of Payments. If at the time of the Employee’s separation from service, the Employee is a “specified employee,” as hereinafter defined, any and all amounts payable under this Agreement in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.”

Except as expressly modified herein, the Employment Agreement, and all of its terms and provisions, shall remain unchanged and in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Intending to be legally bound, the parties have signed this Agreement to take effect on the date on which it is signed by the second of the parties.

COMBINATORX, INCORPORATED:		THE EMPLOYEE:

By:	/s/Alexis Borisy	/s/ Robert Forrester
Title:	President and CEO	Robert Forrester

Date:	December 12, 2008	Date:	December 15, 2008

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